Exhibit 99.1
PRESS RELEASE
Source: Handy & Harman Ltd.

Handy & Harman Ltd. Reports Fourth Quarter and Year End 2015 Financial Results and Outlook for 2016

WHITE PLAINS, N.Y., February 26, 2016 - Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company"), a diversified global industrial company, today announced operating results for the fourth quarter and year ended December 31, 2015, which are summarized in the following paragraphs. For a full discussion of the results, please see the Company's Form 10-K, which can be found at www.handyharman.com.

HNH reported net sales of $163.9 million for the quarter, as compared to $131.9 million for the same period in 2014. Income from continuing operations before tax and equity investment was $8.4 million in the fourth quarter of 2015, as compared to $2.6 million in the 2014 period. Income from continuing operations, net of tax, for the fourth quarter of 2015 was $3.0 million, or $0.25 per basic and diluted common share, as compared to income of $1.4 million, or $0.13 per basic and diluted common share, for the same period in 2014.

For the year ended December 31, 2015, net sales were $649.5 million, as compared to $600.5 million in 2014. Income from continuing operations before tax and equity investment was $41.5 million, as compared to $39.3 million in 2014. Income from continuing operations, net of tax, for the year was $17.0 million, or $1.49 per basic and diluted common share, as compared to income of $15.2 million, or $1.23 per basic and diluted common share, in 2014.

HNH generated Adjusted EBITDA of $19.1 million for the fourth quarter of 2015, as compared to $10.3 million for the same period in 2014, an increase of $8.7 million, or 84.7%. For the year, the Company generated Adjusted EBITDA of $79.2 million, as compared to $66.7 million in 2014, an increase of $12.4 million, or 18.6%. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

"We are pleased to report profitable growth in 2015," said Warren Lichtenstein, Chairman of HNH. "Despite a turbulent global economy, our business performed well due to our diverse product offerings and the structure and discipline of the Steel Business System."

Based on current information, the Company anticipates full-year 2016 net sales and Adjusted EBITDA in the ranges of $666 million to $813 million, and $86 million to $105 million, respectively. The Company's outlook for the first quarter of 2016 is for net sales between $142 million and $173 million and Adjusted EBITDA between $14 million and $18 million.

Financial Summary

	Three Months Ended		Year Ended
(in thousands, except per share)	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$163,872	$131,912	$649,468	$600,468
Gross profit	44,554	34,476	178,214	164,779
Gross profit margin	27.2%	26.1%	27.4%	27.4%
Operating income	9,287	4,142	45,914	45,720
Income from continuing operations before tax and equity investment	8,421	2,610	41,520	39,302
Tax provision	4,137	1,852	17,997	17,008
Loss (gain) from associated company, net of tax	1,245	(682)	6,532	7,101
Income from continuing operations, net of tax	3,039	1,440	16,991	15,193
Net (loss) income from discontinued operations	(762)	1,164	89,372	9,977
Net income	$2,277	$2,604	$106,363	$25,170
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$0.25	$0.13	$1.49	$1.23
Discontinued operations, net of tax, per share	(0.06)	0.11	7.86	0.81
Net income per share	$0.19	$0.24	$9.35	$2.04

Segment Results

Income Statement Data	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2015	2014	2015	2014
Net sales:
Joining Materials	$38,608	$44,524	$182,702	$207,320
Tubing	18,210	19,430	79,539	81,264
Building Materials	59,018	53,077	266,859	253,644
Performance Materials	31,470	—	59,535	—
Kasco	16,566	14,881	60,833	58,240
Total net sales	$163,872	$131,912	$649,468	$600,468
Segment operating income (loss):
Joining Materials	$3,728	$1,382	$19,906	$19,428
Tubing	2,855	3,242	13,081	13,340
Building Materials	8,537	4,293	37,480	30,217
Performance Materials	188	—	(2,212)	—
Kasco	1,274	708	4,336	3,176
Total segment operating income	16,582	9,625	72,591	66,161
Unallocated corporate expenses and non-operating units	(5,476)	(4,637)	(19,259)	(16,878)
Unallocated pension expense	(1,573)	(935)	(7,480)	(3,739)
(Loss) gain from asset dispositions	(246)	89	62	176
Operating income	9,287	4,142	45,914	45,720
Interest expense	(1,115)	(1,945)	(4,598)	(7,544)
Realized and unrealized gain on derivatives	315	453	588	1,307
Other expense	(66)	(40)	(384)	(181)
Income from continuing operations before tax and equity investment	$8,421	$2,610	$41,520	$39,302

Supplemental Non-GAAP Disclosures

Adjusted EBITDA	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2015	2014	2015	2014
Income from continuing operations, net of tax	$3,039	$1,440	$16,991	$15,193
Add (Deduct):
Loss (gain) from associated company, net of tax	1,245	(682)	6,532	7,101
Tax provision	4,137	1,852	17,997	17,008
Interest expense	1,115	1,945	4,598	7,544
Non-cash derivative and hedge gain on precious metal contracts	(315)	(453)	(588)	(1,307)
Non-cash adjustment to precious metal inventory valued at LIFO	197	56	(44)	(178)
Depreciation and amortization	5,832	3,413	18,380	13,137
Non-cash pension expense	1,573	935	7,480	3,739
Non-cash asset impairment charges	1,398	1,179	1,398	1,179
Non-cash stock-based compensation	658	1,333	3,373	5,105
Amortization of fair value adjustments to acquisition-date inventories	56	—	3,655	—
Other items, net	138	(692)	(609)	(1,775)
Adjusted EBITDA	$19,073	$10,326	$79,163	$66,746

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business, and its financial condition. The Company defines Adjusted EBITDA as income or loss from continuing operations before the effects of gains or losses from investment in associated company, realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gains or losses, and non-cash pension expense, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized and unrealized losses on derivatives, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect gains or losses from the Company's investment in associated company;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include non-cash charges for pension expense and stock-based compensation;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to income or loss from continuing operations, net of tax, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.

HNH's companies are organized into five businesses: Joining Materials, Tubing, Building Materials, Performance Materials, and Kasco.

The Company sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electrical, electronics, transportation, utility, medical, oil and gas exploration, aerospace and defense, and food industries.

The Company’s business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

The Company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2016 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company's stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2015, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	James F. McCabe, Jr., Senior Vice President and Chief Financial Officer
(212) 520-2300
JMcCabe@steelpartners.com